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                                                                     EXHIBIT 5.1




                        OPINION OF HOLLAND & KNIGHT, LLP
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Law Offices
HOLLAND & KNIGHT LLP
                                              Atlanta          Northern Virginia
400 North Ashley Drive, Suite 2300            Boca Raton       Orlando
P.O. Box 1288 (ZIP 33601-1288)                Fort Lauderdale  San Francisco
Tampa, Florida 33602-4300                     Jacksonville     St. Petersburg
                                              Lakeland         Tallahassee
813-227-8500                                  Miami            Washington, D.C.
FAX 813-229-0134                              New York         West Palm Beach
http://www.hklaw.com


June 19, 1998



nStor Technologies, Inc.
100 Century Boulevard
West Palm Beach, FL 33417

         Re: nStor Technologies, Inc. (the "Company") - Registration Statement on Form S-3


Gentlemen:

     You have requested our opinion in connection with the above-referenced Registration Statement (the "Registration Statement"), under which certain stockholders (the "Selling Stockholders") intend to offer and sell in a public offering, from time to time, an aggregate of 9,913,276 shares (the "Shares") of Common Stock, $.05 par value per share, of the Company, as follows:

     (i) an aggregate of up to 8,233,276 shares issuable upon the conversion (the "Conversion Shares") from time to time of the Company's Series B 8% Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock");

     (ii) up to 280,000 shares (the "Private Placement Warrant Shares") issuable upon the exercise of outstanding warrants to purchase Common Stock (the "Private Placement Warrants") issued by the Company in connection with a private placement of preferred stock in April 1998;

     (iii) up to 400,000 shares (the "Borg Warrant Shares;" the Private Placement Warrant Shares and the Borg Warrant Shares sometimes collectively referred to as the "Warrant Shares") issuable upon the exercise of warrants to purchase Common Stock (the "Borg Warrants;" the Private Placement Warrants and the Borg Warrants sometimes collectively referred to as the "Warrants") issued in connection with the Company's acquisition of all of the outstanding common stock of Borg Adaptive Technologies, Inc.; and

     (iv) up to 1,000,000 shares of Common Stock to be sold by a selling stockholder (the "Outstanding Shares").

     In connection with this opinion, we have reviewed copies of the Restated Certificate of Incorporation, as amended to date (the "Certificate"), the Preferred Stock Subscription Agreement and related exhibits (the "Subscription Agreement"), the Bylaws of the Company, the Warrants,
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nStor Technologies, Inc.
June 19, 1998
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the Amendment to the Certificate filed with the Delaware Secretary of
State that increased the number of authorized shares of Common Stock from 24,000,000 to 40,000,000, various resolutions of the board of directors of the Company, and such agreements, instruments, certificates of corporate officers and others, and such other documents, certificates and records, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

     Based upon and subject to the foregoing, we render the following opinion:

          Assuming no change in the applicable facts or law, all of the Shares will have been duly authorized for issuance upon the conversion of the Series B Preferred Stock in accordance with the Certificate, or the exercise of the Warrants in accordance with the terms thereof, as applicable, and will, when so issued, be validly issued, fully paid and non-assessable.

          All of the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable.

     We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within a category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Sincerely yours,

                                        HOLLAND & KNIGHT LLP

                                        /s/ Holland & Knight LLP